UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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WILLIAMS CONTROLS, INC.
(Name of Registrant as Specified In Its Charter)

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WILLIAMS CONTROLS, INC.

Notice of Annual Meeting to be held on February 21, 2012

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting of Stockholders to Be Held on February 21, 2012:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including consolidated financial statements, are available to you at www.wmco.com/proxy. The contents of our website are not incorporated into this filing.

The 2012 annual meeting (the “Annual Meeting”) of Williams Controls, Inc., a Delaware Company (the “Company,” “Williams Controls,” “we” or “us”), will be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on February 21, 2012, at 8:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect six (6) members of the Company’s Board of Directors each for a one (1) year term to serve until the next annual meeting or until their respective successors are duly elected or appointed, and qualified.

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

3.	To take an advisory vote on compensation of our named executive officers as described in the Proxy Statement.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only stockholders who owned Williams Controls’ stock as of the close of business on January 13, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Your vote is important and all stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible so that your shares will be voted. The envelope requires no postage if mailed within the United States. If you attend the Annual Meeting, you may revoke the proxy and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial Officer and
Secretary

January 23, 2012
Portland, Oregon

WILLIAMS CONTROLS, INC.
14100 SW 72nd Avenue
Portland, Oregon 97224
(503) 684-8600

PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 21, 2012

INTRODUCTION

General

     This Proxy Statement is being furnished to the stockholders of Williams Controls, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the Company’s common stock, $0.01 par value (“Common Stock”), to be voted at the Company’s Annual Meeting of Stockholders to be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on February 21, 2012, at 8:30 a.m. Pacific Standard Time (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect six (6) members of the Board of Directors; to conduct a non-binding advisory vote regarding the Company’s compensation of its named executive officers; and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The accompanying Notice of the Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are first being mailed to stockholders on or about January 23, 2012.

     The complete mailing address of the executive officers of Williams Controls is 14100 SW 72nd Avenue, Portland, Oregon 97224.

Record Date

     The Board of Directors has fixed the close of business on January 13, 2012 as the record date (the “Record Date”) for determining the holders of the Company’s Common Stock. Accordingly, only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, with each share of Common Stock entitling its holder to one vote on all matters properly presented at the Annual Meeting.

Outstanding Shares

     On the Record Date, there were 7,307,788 shares of Common Stock outstanding held by approximately 1,500 beneficial owners and 240 record owners.

Quorum

     The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting, or 3,653,895 shares of Common Stock, is necessary to constitute a quorum at the Annual Meeting.

Voting

     Each stockholder will be entitled to one vote for each share of Common Stock held of record by the stockholder on the Record Date on all matters submitted for stockholder approval at the Annual Meeting on which the shares are entitled to vote. Stockholders are not entitled to cumulate votes on any proposal. Voting on the matter relating to executive compensation is advisory in nature. That is, the vote on executive compensation is not binding on the Company. However, the Compensation Committee of the Company’s Board of Directors will take into account the results of that vote when considering future matters relating to compensation of our named executive officers.

     Abstentions and broker non-votes will not be counted as an affirmative or negative vote on any proposal.

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the annual meeting and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

     Brokerage firms have authority to vote customers’ shares for which they have not received voting instructions on certain “routine” matters, such as ratification of the auditors. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted (i.e., a broker non-vote). On the other hand, absent instructions from customers, a brokerage firm cannot vote customers’ shares on non-routine matters, such as the election of directors or the advisory resolution regarding the compensation of our named executive officers. Consequently, if you do not give your brokerage firm specific instructions, your shares will not be voted on the non-routine matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

Proxies

     The Board of Directors is soliciting the enclosed proxy for use at the Annual Meeting and any adjournments or postponements of that meeting. The proxy holders will not vote the proxy at any other meeting of the Company’s stockholders. All proxies that are properly executed, received by the Company prior to or at the Annual Meeting, and not properly revoked by the stockholder in accordance with the instructions below, will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions in the proxy.

     The shares represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

  FOR the six nominees to the Company’s Board of Directors named in this Proxy Statement;

  FOR the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012;

  On an advisory basis, IN FAVOR of the Company’s executive compensation policies and practices;

  At the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.

     The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:

  By filing with the Company’s corporate secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy; or

  By signing and dating a subsequent proxy relating to the same shares and delivering it to the Company’s corporate secretary before the Annual Meeting; or

  By attending the Annual Meeting and voting in person.

     Attendance at the Annual Meeting without taking one of the foregoing measures will not constitute a revocation of a proxy.

     Any written notice revoking a proxy should be sent to Williams Controls, Inc., 14100 Southwest 72nd Avenue, Portland, Oregon 97224, Attention: Secretary, or hand delivered to the corporate secretary at the Annual Meeting, at or before the taking of the vote.

Solicitation of Proxies

     We will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally, or by telephone or over the internet. None of those persons will be compensated for soliciting proxies. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to the beneficial owners of the shares and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

Proposal No. 1
Election of Directors

General

     The Company’s Bylaws provide that the Company’s Board of Directors shall establish the number of Directors of the Company. The Company’s Board of Directors currently consist of seven members, however concurrent with the February 21, 2012 Annual Meeting the number of Directors shall be reduced to six members, each of which shall serve a one-year term until the next annual meeting or until their respective successors are duly elected or appointed, and qualified.

     Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees for the Board of Directors named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend.

Information Regarding Nominees

     The following sets forth certain information about the director nominees based on information these individuals supplied to the Company, including their names, ages, principal occupations for at least the past five years, and their directorships with other Company’s. All nominees are for a one-year term expiring in 2013.

     Shares represented at the Annual Meeting by executed but unmarked proxies will be voted “FOR” the named nominees for the Board of Directors.

Name	Age	Occupation and Employment History
Patrick W. Cavanagh	58

Mr. Cavanagh joined the Company as the President and Chief Executive Officer on October 1, 2004. He was appointed to the Board of Directors in May 2005. From June 2003 until joining the Company, Mr. Cavanagh was General Manager of Woodward Controls, Inc., a subsidiary of Woodward Governor Company. Woodward Governor is the largest independent manufacturer of engine control systems for industrial engines and turbines. Mr. Cavanagh was responsible for Sales, Engineering and Manufacturing operations in Niles, Illinois and Suzhou, China. From 1992 to 2003, he was a Corporate Vice President of Knowles Electronics and general manager of its automotive components group, a producer of sophisticated engine control systems and sensors for the automotive, heavy truck and industrial markets. Mr. Cavanagh serves on the Board of Directors of the Heavy Duty Manufacturers Association and privately-held Defiance Metal Products. Mr. Cavanagh has a Bachelor of Science in Mechanical Engineering Technology from the Milwaukee School of Engineering.

R. Eugene Goodson	76

Mr. Goodson has been Chairman of the Board of Directors since July 2002 and is chairman of the Executive Committee. He also was President and Chief Executive Officer of the Company from August 2002 through September 2004. Mr. Goodson has been an Adjunct Professor at the University of Michigan Ross Business School since 1998. He was Chairman of the Board of Directors and Chief Executive Officer of Oshkosh Truck Corporation from 1990 to 1997 and served as a consultant to the company until 1998. Mr. Goodson served as a director of Southwall Technologies until its sale in November 2011 and was Southwall Technologies CEO and Executive Chairman of Southwall Technologies from 2006 to 2008. Mr. Goodson also serves on the Board of Directors of several private companies. Mr. Goodson has a Bachelor of Arts in Economics and a Bachelor of Science in Mechanical Engineering from Duke University and a Ph.D. in Mechanical Engineering from Purdue University.

H. Samuel Greenawalt	83

Mr. Greenawalt served as a director and a member of Williams Controls’ Audit Committee from March 1994 to July 2002, when he resigned in conjunction with the 2002 recapitalization transaction. He was subsequently re-elected as a director at the Company’s annual meeting on in 2002. Mr. Greenawalt is a member of the Audit and the Governance and Nominating Committees. Mr. Greenawalt retired as a Vice-President of LaSalle Bank in 2007. Mr. Greenawalt received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School.

Douglas E. Hailey	49

Mr. Hailey has served as a director since March 2001 and is the Chairman of the Audit Committee and a member of the Compensation Committee. Since 1994, Mr. Hailey has been Vice President of the Investment Banking Division of Taglich Brothers, Inc., a New York-based full service brokerage firm that specializes in private equity placements for small public companies. Mr. Hailey received a Bachelor’s Degree in Business Administration from Eastern New Mexico University and an MBA in Finance from the University of Texas. Mr. Hailey serves on the Board of Directors of Orchids Paper Products Company.

Peter E. Salas	57

Mr. Peter E. Salas has been a director since September 2004 and is a member of the Executive Committee. He has been President of Dolphin Asset Management Corp. and its related companies since founding them in 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years. He received an A.B. degree in Economics from Harvard in 1978. Mr. Salas serves as Chairman of the Board of Directors of Tengasco, Inc. and served on the Board of Directors of Southwall Technologies Inc. prior to its sale in November, 2011.

Donn J. Viola	66

Mr. Viola has been a director since December 2002 and is Chairman of the Compensation Committee and a member of the Executive and Governance and Nominating Committees. Mr. Viola served as Chief Operating Officer of Donnelly Company, an automotive parts supplier, from 1996 until his retirement in 2002. From 1990 to 1996, Mr. Viola held positions as Senior Executive Vice President and Chief Operating Officer with Mack Trucks, a heavy truck manufacturer. Mr. Viola has a Bachelor of Science in Mechanical Engineering from Lehigh University.

     When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively, the Governance and Nominating Committee and Board of Directors’ focus on the diversity of skills, business and professional experience reflected in the tables above. In particular:

  With regard to Mr. Cavanagh, the Board of Directors considered his 30 years of relevant industry experience and broad international experience. His experience has enabled the Company to expand from a domestic supplier to the leading global supplier in the markets in which the Company operates serving customers worldwide from the Company’s facilities in the United States, China, India and Europe;

  With regard to Mr. Goodson, the Board of Directors considered his strong management and operational background, including as chief executive officer of a major domestic truck manufacturer and other senior management positions with other truck and automotive suppliers. Mr. Goodson is an industry respected consultant on lean manufacturing systems;

  With regard to Mr. Greenawalt, the Board of Directors considered his extensive financial and banking background as well as his specific experience with the Company’s products, markets and strategies;

  With regard to Mr. Hailey, the Board of Directors considered his broad experience with respect to general management, compensation, finance and accounting issues, including as a director of public and private companies;

  With regard to Mr. Peter E. Salas, the Board of Directors considered his valuable experience and insight with respect to the investment and financial community and marketplace. Mr. Salas’ has extensive experience in working with the investment community in his capacity as President of Dolphin Asset Management Corporation, an investment fund which he formed in 1999 after spending 10 years with JP Morgan Investment Managers; and

  With respect to Mr. Viola, the Board of Directors considered his extensive industry experience, including as chief operating officer of other automotive parts suppliers and heavy truck manufacturers. Mr. Viola has valuable insight to general operational challenges as well as the complex issues facing manufacturing companies.

Meetings of the Board of Directors; Committees

     The Board of Directors has appointed an Executive Committee, Audit Committee, Compensation Committee, and a Governance and Nominating Committee. All committees operate under individual charters from the Board of Directors.

     The following table summarizes our current committee membership. Mr. Cavanagh, as a member of management, does not sit on any committees. Mr. Carlos Salas has informed the Company that he will not stand for re-election and following the February 21, 2012 Annual Meeting the Board of Directors will hold an Organizational Meeting to appoint new Committee members.

Governance and
Name	Audit	Compensation	Executive	Nominating
R. Eugene Goodson			X(1)
H. Samuel Greenawalt	X			X
Douglas E. Hailey	X(1)	X
Carlos P. Salas	X	X		X(1)
Peter E. Salas			X
Donn J. Viola		X(1)	X	X

(1)	Chairman

     Executive Committee. When the Board of Directors is not in session, the Executive Committee may exercise all the powers and authority of the Board of Directors except as limited by law and the Certificate of Incorporation. The Committee operates under a charter from the Board of Directors. The Executive Committee met one time during fiscal 2011. The members of the Executive Committee are Messrs. Goodson, Peter E. Salas, and Viola.

     Audit Committee. The Audit Committee reviews the scope of the independent annual audit, reviews the Company’s quarterly and other financial reports and is responsible for other matters concerning the relationship between the Company and Moss Adams LLP, its independent registered public accounting firm. The Audit Committee held four meetings during our 2011 fiscal year. The members of the Audit Committee are Messrs. Greenawalt, Hailey and Carlos P. Salas. All Audit Committee members are independent directors under the meaning set forth in NYSE Amex Listed Company Standard 803A. Mr. Hailey meets the definition of an audit committee financial expert as set forth in Item 407(d)(5) of SEC Regulation S-K. A copy of the report of the Audit Committee is contained in this Proxy Statement. The Audit Committee operates pursuant to a formal Audit Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com/governance/audit_committee.pdf.

     Compensation Committee. The Compensation Committee primarily reviews compensation to be paid to our executive officers and directors and awards under the Company’s stock option plans and makes recommendations to the Board of Directors. The Compensation Committee held five meetings during fiscal 2011. The members of the Compensation Committee are Messrs. Hailey, Carlos P. Salas, and Viola. The Compensation Committee operates pursuant to a formal Compensation Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com/governance/compensation_committee.pdf.

     Governance and Nominating Committee. The Governance and Nominating Committee (i) identifies individuals qualified to become members of the Board of Directors and to recommend that the Board of Directors select the director nominees for the next annual meeting of stockholders, (ii) develops and recommends to the Board of Directors a set of corporate governance guidelines applicable to the Company and a code of business conduct and ethics, (iii) oversees the evaluation of the Board of Directors and management, and (iv) ensures that the Company is in compliance with all applicable corporate governance rules. The Governance and Nominating Committee held four meetings during fiscal 2011. The members of the Governance and Nominating Committee are Messrs. Greenawalt, Carlos P. Salas, and Viola, all of whom are independent directors under the definition set forth in NYSE Amex Listed Company Standard 805. The Governance and Nominating Committee operates pursuant to a formal Governance and Nominating Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com/governance/governance_committee.pdf.

Meeting Attendance

     The Board of Directors met four times in person and five times via telephone during fiscal 2011. Each director attended more than 75% of the meetings of the Board of Directors and of each committee on which he served and which met during fiscal 2011. Directors are invited, but are not required to attend, the Annual Meeting of stockholders. Mr. Hailey did not attend the Company’s Annual Meeting of stockholders held during fiscal year 2011.

Compensation Committee Interlocks and Insider Participation

     The members of the Company’s Compensation Committee include Messrs. Viola, Hailey and Carlos P. Salas. None of the named current or former members of the Compensation Committee is or ever was an executive officer or employee of the Company. This Committee makes the determinations for stock issuances pursuant to the Company’s compensation policies and plans.

Independence of the Board of Directors

     Upon consideration of the criteria and requirements regarding director independence set forth in the NYSE Amex Listed Company standards, the Board of Directors has determined that, upon election of the above nominees for director, a majority of the members of the Board of Directors will be “independent directors” as such term is defined in the NYSE Amex Listed Company standards. Specifically, the Board of Directors has determined that Messrs. Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas and Viola meet such criteria and requirements. The Company’s independent directors met in no less than four separate executive sessions during fiscal 2011.

Director Nomination Procedures

     The nominees, Messrs. Cavanagh, Goodson, Greenawalt, Hailey, Peter E. Salas, and Viola are existing directors. The Board of Directors is recommending that all nominees be re-elected as directors because the Board of Directors believes they have served the Company admirably and it is in the best interests of the Company and its stockholders to re-elect these individuals to the Board of Directors. The Board of Directors believes that all of these nominees possess a desirable understanding of the Company and the industries in which it operates.

     It is the role of the Governance and Nominating Committee to seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board of Directors of Director’s consideration. In recommending candidates for election to the Board of Directors, the Nominating Committee considers nominees recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. The Nominating Committee may also engage a third-party search firm to assist in identifying and evaluating potential nominees. These criteria specifically include whether the candidate assists in achieving a diversity of professional experience and backgrounds, including with respect to ethnicity, age, and gender on the Board of Directors. Other criteria include the candidate’s demonstrated character and integrity, business acumen, expertise and experience, commitment, independence, diligence, conflicts of interest, and ability to act in the interest of all stockholders, as well as the current composition and mix of Board of Directors members and whether the candidate would be considered “independent” under applicable SEC rules and the rules of The NYSE Amex Stock Market. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. We have not paid, to date, any third party a fee to assist in evaluating and identifying nominees. Evaluations of candidates generally involve a review of background materials and internal discussions, as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating Committee recommends the candidate for consideration by the full Board of Directors.

     Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s Bylaws, including the candidate’s name, biographical data, and qualifications. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting, provided that at least two (2) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders. If less than ten (10) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the Company not later than the close of business on the second day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Stockholders also may be subject to other conditions and limitations regarding the nomination of directors. See “Stockholder Proposals” below.

Role of the Board in Risk Oversight

     The Board of Directors is responsible for the oversight of risk, while management is responsible for the day-to-day management of risk. The Board of Directors, directly and through its committees, carries out is oversight role by regularly reviewing and discussing with management the risks inherent in the operation of our business and applicable risk mitigation efforts. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the board of directors at regularly scheduled meetings.

     We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking. The design of our compensation policies and practices encourages employees to remain focused on both short- and long-term financial and operational goals. For example, performance-based year-end bonuses measure performance on an annual basis but are based on a wide variety of factors and are subject to the Committee’s judgment and discretion. In addition, equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation over an extended period of time instead of on short-term financial results.

Communication with Directors

     Any stockholder who wishes to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Secretary, Williams Controls, Inc., 14100 S.W. 72nd Ave., Portland, Oregon 97224. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Required Vote

     Assuming the existence of a quorum, the six nominees receiving the most votes will be elected directors.

Director Compensation for Fiscal Year Ended September 30, 2011

     Each non-employee director of the Company receives a fee of $30,000 per year for service on the Board of Directors. This fee covers all customary activities and services provided with respect to serving on the Board of Directors and any related committees, including the attendance of meetings. The Company also reimburses its directors for reasonable costs incurred to attend board and committee meetings.

     Each non-employee director of the Company is eligible to defer up to 50% of their annual director fees under the Company’s 2008 Deferred Compensation Plan. During fiscal 2011 no Director deferred any board fees under the 2008 Deferred Compensation Plan.

     At the February 24, 2010 Annual Meeting, the Stockholders approved the 2010 Restated Formula Stock Option Plan for Non-Employee Directors (the “Formula Plan”), which amend and restated the 1995 Formula Stock Option Plan for Non-Employee Directors. For the fiscal year ended September 30, 2011, each non-employee director received a non-statutory stock option exercisable for ten years to purchase up to 1,666 shares of Common Stock at $11.11 per share.

     We do not pay any additional compensation to any director who is also an employee of Williams Controls for their services as a director.

     The following table shows the compensation paid to the non-employee members of the Board of Directors during the year ended September 30, 2011:

	Fees
	Earned or	Option	All Other
	Paid in Cash	Awards (1)	Compensation	Total
Name	($)	($)	($)	($)
R. Eugene Goodson	30,000	5,796	898 (2)	36,694
Samuel H. Greenawalt	30,000	5,796	-	35,796
Douglas E. Hailey	30,000	5,796	-	35,796
Carlos P. Salas	30,000	5,796	-	35,796
Peter E. Salas	30,000	5,796	-	35,796
Donn J. Viola	30,000	5,796	-	35,796

(1)	On February 22, 2011, each non-employee director was awarded options to purchase 1,666 shares of Williams Controls’ stock at $11.11 per share under the Formula Plan, the closing price of Williams Controls’ common stock on that date as quoted on the NASDAQ Stock Market. The Company transferred the listing of its common stock from the NASDAQ to the NYSE Amex on December 7, 2011. These options vest at the rate of 25% upon grant of the option and 25% each successive year for three years. The amounts in this column reflect the dollar amount to be recognized for financial statement reporting purposes. Assumptions used in the calculation of these amounts are described in Note 11 to the Company’s audited financial statements for the fiscal year ended September 30, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on December 20, 2011.

(2)	Includes interest related to director fees deferred under the 2008 Deferred Compensation Plan.

     No stock awards or non-equity incentive plan compensation were awarded to directors in 2011. Directors have no pension plan or nonqualified deferred compensation earnings, and receive no perquisites.

Recommendation of the Board of Directors

     The Board of Directors recommends the stockholders to vote “FOR” each of Messrs. Cavanagh, Goodson, Greenawalt, Hailey, Peter E. Salas, and Viola. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the stockholders who are entitled to vote and are present in person or represented by proxy at the meeting. In other words, the six nominees receiving the most votes, even if less than a majority of the shares cast, will be elected to the Board of Directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT

     The following table sets forth certain information with respect to the Company’s officers as of January 13, 2012. Executive officers of the Company are appointed by the Board of Directors at the meeting of the Board of Directors immediately following the annual meeting of the stockholders, and hold office until they resign, they are terminated by the Board of Directors, or their successors are elected and qualified.

Name	Age	Current Position	Tenure
Patrick W. Cavanagh	58	President and Chief Executive	October 2004 to present
		Officer

Dennis E. Bunday	61	Chief Financial Officer	2001 to present
		Executive Vice President, and	2002 to present
		Secretary

Mark S. Koenen	45	Vice President, Sales and	September 2005 to present
		Marketing

Scott J. Thiel	44	Vice President, Engineering	October 2007 to present
		and Development

Kenneth D. Hendrickson	42	Vice President, Manufacturing	April 2011 to present

     Information concerning the principal occupation of Mr. Cavanagh is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the other executive officers of the Company who are not also directors of the Company is set forth below.

     Dennis E. Bunday joined Williams Controls as Executive Vice President, Chief Financial Officer, and Secretary in July 2002. From January 2001 until June 2002, he served the Company as its Chief Financial Officer as an independent contractor. Prior to joining the Company, he served as Vice President – Finance and Chief Financial Officer from 1998 to 2001, for Babler Bros., Inc., a manufacturer of pre-cast concrete products. From 1996 until 1998, he held the same positions with Quality Veneer & Lumber, Inc., and its predecessor, the Morgan Company, a producer of forest products. Prior to 1996, he was Financial Controller and Treasurer of Pope & Talbot, Inc., which at the time was listed on the New York Stock Exchange. Mr. Bunday received a Bachelor’s degree in Accounting from Washington State University. Mr. Bunday was a member of the Board of Directors and the compensation committee of the Board of Directors of Southwall Technologies, until the sale of that company in November 2011.

     Mark S. Koenen was appointed Vice President, Sales and Marketing in September 2005. From 1996 until September 2005, he was Sales and Marketing Manager for the Company. Prior to joining the Company, he held the position of corporate strategic market analyst at Rockwell International. Mr. Koenen has a Master’s of Science in Foreign Service from Georgetown University and a Bachelor’s of Arts from Trinity College.

     Scott J. Thiel was appointed Vice President, Engineering and Development on October 1, 2007. From March 2007 to October 1, 2007, he was director of engineering for the Company and from 2004 to March 2007 he was an engineering manager for the Company. Prior to joining Williams Controls, he held the position of product development engineer with Tyco Electronics, a designer and manufacturer of interconnect solutions for medical devices, from 1998 to 2004. Mr. Thiel received a Bachelor’s degree in mechanical engineering from Oregon Institute of Technology.

     Kenneth D. Hendrickson was appointed Vice President, Manufacturing on April 1, 2011. From August 2007 to April 1, 2011 he was Director of Quality for the Company. Prior to joining the Company he was with Johnson Controls, an automotive components supplier, in Michigan for seven years with his most recent position as Supplier Quality Manager for over $600 million annually of received components. Mr. Hendrickson received a Bachelor’s degree in Management Studies from the University of Maryland and is a Six Sigma Black Belt.

     There are no family relationships among the executive officers of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 13, 2012, by each director, each executive officer or employee named in the Summary Compensation Table with the exception of Mr. Gary A. Hafner who retired on March 31. 2011, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to the shares attributed to such person.

Ownership of Common Stock

	Common Stock	Percentage
Non-Employee Directors	Beneficially Owned (1)	Owned*
R. Eugene Goodson	165,763	2.27
H. Samuel Greenawalt	48,299	**
Douglas E. Hailey	112,925	1.54
Carlos P. Salas	17,358	**
Peter E. Salas	1,823,768 (2)	24.92
Donn J. Viola	26,305	**

named executive officers
Patrick W. Cavanagh (4)	379,253 (3)	5.05
Dennis E. Bunday	253,688 (3)	3.41
Mark S. Koenen	85,355	1.16
Scott J. Thiel	44,346	**
Kenneth D. Hendrickson	21,399	**

All directors and executive officers	2,884,682 (5)	36.82
as a group (11 persons)

*	The percentages of beneficial ownership of the Common Stock is based upon 7,307,788 shares of the Company’s Common Stock issued and outstanding as of January 13, 2012, and assumes the exercise of all options exercisable for Common Stock beneficially owned by such person or entity currently exercisable on or before March 13, 2012. One or more such persons may be deemed the beneficial owner of Common Stock in which they have no pecuniary interest. Each such person disclaims beneficial ownership of Common Stock other than to the extent of such person’s pecuniary interest therein.

**	Less than one percent.

(1)	Includes shares issuable upon exercise of stock options exercisable on or before March 13, 2012 as follows: Mr. Goodson 9,357; Mr. Greenawalt 18,299; Mr. Hailey 18,299; Mr. Carlos P. Salas 10,699; Mr. Peter E. Salas 10,699; Mr. Viola 14,722; Mr. Cavanagh 196,928; Mr. Bunday 126,633; Mr. Koenen 69,466; Mr. Thiel 35,846; and Mr. Hendrickson 14,940.

Also includes unvested restricted stock as of January 13, 2012 as follows: Mr. Cavanagh 37,000; Mr. Bunday 14,000; Mr. Koenen 7,000; Mr. Thiel 5,000; and Mr. Hendrickson 6,200.

(2)	Includes shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P., affiliate companies of Dolphin Asset Management Corp. Mr. Peter E. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P., except to the extent of his individual pecuniary interest therein.

(3)	Includes 93,777 shares owned by Williams Controls employee benefit plans of which Mr. Cavanagh and Mr. Bunday are trustees and over which Mr. Cavanagh and Mr. Bunday have shared voting and dispositive power. Mr. Cavanagh and Mr. Bunday disclaim beneficial ownership of shares held in the Company’s employee benefit plans, except to the extent of their individual pecuniary interest therein.

(4)	Mr. Cavanagh is also a director of the Company.

(5)	Dolphin Direct Equity Partners, LP shares of 707,211 are reported in Common Stock Beneficially Owned by Mr. Salas.

PERSONS OWNING MORE THAN FIVE PERCENT OF WILLIAMS CONTROLS

     The table below sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of January 13, 2012 by each person known to us to beneficially own more than five percent of our Common Stock. Except as expressly noted, each person listed has sole voting power and investment authority with respect to all shares of Common Stock listed as beneficially owned by such person.

Ownership of Common Stock
Principal Holders	Number of Shares	Percentage Owned
Dolphin Offshore Partners, L.P.	1,106,274	15.14
c/o Dolphin Management Inc.
PO Box 16867
Fernandina, FL 32035
Dolphin Direct Equity Partners LP	707,211	9.68
c/o Dolphin Management Inc.
PO Box 16867
Fernandina, FL 32035
Lane Five Partners LP (1)	509,544	6.97
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Lane Five Capital Management LP (1)	667,325	9.13
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Lane Five Capital Management, LLC (1)	667,325	9.13
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Lane Five Partners GP LLC (1)	667,325	9.13
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Lisa O’Dell Rapuano (1)	667,325	9.13
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Nicusa Capital Partners L.P.	425,833	5.83
17 State Street, Suite 1650
New York, NY 10004

(1)	Lane Five Partners GP LLC (the “General Partner”) serves as the general partner of Lane Five Partners LP (the “Fund”), and Lane Five Capital Management LP (the “Investment Manager”) serves as the investment manager of the Fund. Lane Five Capital Management, LLC (the “Investment Manager GP”) serves as the general partner of the Investment Manager. Lisa O'Dell Rapuano is the controlling member of the General Partner and the Investment Manager GP. The Fund directly owns the shares reported in this section. The General Partner, Investment Manager, Investment Manager GP, and Ms. Rapuano each disclaim beneficial ownership with respect to any shares other than the shares owned directly by such stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors, and greater than ten-percent stockholders are required by the SEC regulation to furnish the Company with copies of Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations of the reporting persons, the Company believes that all required reports were timely filed during fiscal 2011, except that Messrs. Bunday, Koenen and Hafner, each failed to file two Form 4’s in a timely manner; and Messrs. Cavanagh and Hendrickson each failed to file one Form 4 in a timely manner, each of which relates to a single transaction.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

     The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Messrs. Viola (Chairman), Hailey and Carlos P. Salas, each of whom is an independent director under applicable NYSE Amex rules and listing standards. The Committee operates pursuant to a written charter that is available on our website at www.wmco.com/governance/compensation_committee.pdf. The Committee reviews and makes recommendations to the Board of Directors regarding all forms of salary, bonus, and equity-based compensation provided to the Chief Executive Officer and other executive officers of the Company. It also oversees the overall administration of the Company’s stock option plans and addresses such other compensation matters as may from time to time be directed by the Board of Directors. For the remainder of the Compensation Discussion and Analysis, the individuals included in the “Summary Compensation Table” below are referred to as the “named executive officers.”

     The Committee meets annually at the end of each fiscal year and at least once at the beginning of each fiscal year regarding compensation decisions. These meetings are typically scheduled months in advance. Prior to each of its meetings, the Committee determines the information it wishes to receive to enable it to make compensation decisions regarding the budget for annual salary increases for the subsequent year, awarding of bonuses for the year about to be completed, and annual grants of stock options to employees, including executive officers. Management assembles and distributes to the Committee in advance of the meetings the Company and executive-specific information that the Committee requests, which typically includes a memorandum prepared by our Chief Executive Officer and Chief Financial Officer outlining their collective recommendations regarding base compensation and annual bonuses for the other named executive officers, and regarding quantitative and qualitative performance targets for all named executive officers for the fiscal year. The Committee also collects information regarding each named executive officer’s individual performance and about the Company’s performance as a whole during the prior fiscal year, as well as the current level of vested and unvested equity incentives outstanding for each named executive officer. In making its decisions on executive compensation, the Committee generally does not retain outside compensation or human resources consultants, although it periodically does obtain comparative salary information by industry, company size and geography to assist in evaluation of compensation levels. Based on this information, the Committee makes compensation decisions at its meeting or meetings, and makes recommendations on compensation to the full Board of Directors.

Compensation Philosophy and Overview

     We believe that a compensation strategy that supports the Company’s business strategy is critical to the Company’s success. Therefore, the Company has designed an executive compensation program that emphasizes performance-based incentives to reward executives for the achievement of specific annual and long-term business goals, while retaining elements we believe essential for retention. Over the past few years, we have seen significantly increased demand for executives with industry-specific skills and experience in our industry, and we believe we operate in a highly competitive market for executives. Additionally, given the Company’s small size in comparison to certain other members of our industry group, we believe we are at greater risk of potential operational disruptions and heightened hiring expenses if any of our key executives depart unexpectedly. We also seek to motivate our employees through the grant of equity incentives and performance-based bonuses to encourage their continuing contribution to the Company’s success.

     Components of compensation for our named executive officers include incentives and benefits that the Committee believes are competitive within the truck and automotive industry in general, and in similarly sized and situated industrial companies. The fundamental policy of our compensation program is to offer the Company’s executive officers competitive compensation opportunities based upon their contributions to achievement of strategic goals, the Company’s financial success and their own individual performance. The Committee emphasizes performance-based components, such as stock options and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performance. This policy generally, but loosely, aligns each executive officer’s total annual compensation opportunity with the achievement of earnings targets and performance goals. These short-term and long-term incentive compensation policies are intended to reinforce management’s objectives to enhance profitability and stockholder value. Given the Company’s emphasis on performance-based compensation, it is critical that the Company’s incentive programs reward executives for performance-based measures that our executives are able to influence. The following executive compensation principles guide the Committee in fulfilling its roles and responsibilities:

  Compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in the Company’s highly competitive talent market;

  Compensation should reinforce the Company’s business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing incentives in the total compensation mix;

  Compensation programs should align executives’ long-term financial interests with those of the stockholders by providing equity-based incentives;

  Compensation programs should be flexible, giving our Board of Directors discretion to make adjustments on an as-needed basis; and

  Compensation should be transparent and easily understandable to both our executives and our stockholders.

     Rather than annual reliance on human resource consultants or formal reports, the Company typically relies on the following items in determining appropriate levels of compensation: (a) comparable publicly available compensation information for similarly situated executive officers in public and private companies of a comparable size, market and industry; (b) the Committee members and all members of the Board of Directors of Director’s subjective assessments of the Portland, Oregon market for executives; and (c) salaries reported in the Portland Business Journal’s annual report of Oregon executive salaries for companies of a similar size. Additionally, the Committee will occasionally engage a human resource consulting firm or other compensation advisor to provide comparative salary information by industry, company size and geography to assist in evaluation of compensation levels. Several members of the Board of Directors also serve on the Board of Directors of other comparably-sized companies, and the members of the Committee and Board of Directors draw on the compensation information gathered in those roles to aid in determining appropriate compensation levels for our executives.

     In February 2011, the Company’s stockholders voted on an advisory resolution regarding the compensation of our named executive officers, which was approved by more than 94% of the votes cast on the proposal (the “say on pay proposal”). These results demonstrated strong stockholder support for Williams’ overall executive compensation approach. In addition, in February 2011, the Company’s stockholders voted on an advisory resolution regarding the frequency of future say on pay proposals, with the option of an annual say on pay advisory vote receiving the support of more than 64% of the votes cast on the proposal. The Board of Directors resolved to submit to stockholders a say on pay proposal annually, and such proposal is submitted to stockholders for the 2012 Annual Meeting in Proposal 3 of this proxy statement. The Committee considered and will continue to consider the outcome of these advisory votes when considering future executive compensation arrangements. In evaluating the Company’s compensation policies during fiscal 2011, the Committee reviewed the vote of the stockholders at the last annual meeting affirming by a vote of 94% of those voting of the Company’s compensation program and considered this a strong approval of the Company’s current program. In the future, to the extent there is any significant negative say-on-pay vote, we would consult directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Elements of our Compensation Program

     Guided by its executive compensation principles and policies, the Committee uses several components in its executive compensation program. The elements of our compensation program for our named executive officers consist of:

  Base Salary

  Annual performance based bonuses payable in both cash and equity incentive awards;

  Medical and other benefits generally offered to all other salaried employees; and

  Severance and change of control benefits.

     The Committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and current compensation, or between fixed and variable compensation. Rather, based on the competitive market assessments and the Committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the Committee determines the appropriate level and mix of total compensation. The total amount and mix of compensation payable to our named executive officers is based upon, among other items, the degree to which the executive has a role in determining the Company’s strategic direction, the mix of compensation payable to executives in similar roles by companies of a similar size, geographic location, and industry, and the quantity and value of unvested equity awards held by each named executive officer and the vesting date of such awards. In line with the Committee’s perception of the general market view, the Committee has determined that executives who have a greater role in determining our strategic direction, such as our Chief Executive Officer and Chief Financial Officer, should receive higher compensation than named executive officers with more operations-focused roles. As one of our primary focuses is retention, the Committee seeks to ensure that our named executive officers receive a base salary reflective of the Company’s size. As the Company believes that many of its named executive officers could command higher salaries in similar roles with larger companies, including with the Company’s competitors, the Company’s cash-based and equity-based bonuses are intended to be large relative to base salaries, with the goal of ensuring compensation serves the dual purpose of retention and awarding exceptional performance. Finally, the Committee seeks to ensure that our named executive officers have sufficient unvested equity awards to encourage their retention. Thus, during periods in which a named executive officer has a number of unvested stock options that the Committee believes sufficient to promote retention, the named executive may receive no, or relatively few, stock options or other equity-based incentive awards.

     The specific rationale, design, reward process and related information regarding each of the components of the Company’s executive compensation structure are outlined below.

     Base Salary. Base salaries are established based on the scope of our executives’ responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The Committee normally reviews salaries for the executive officers at the beginning of each fiscal year, in some cases based on formal compensation surveys or in consultation with compensation advisors, and at other times based on information available to the Committee based on publicly filed reports or informally. We look at 50th percentile statistics when analyzing external market data as we believe that typically represents industry practice, however as a matter of strategy we do not specifically target the 50th percentile as a specific objective. For example, based on a competitive salary review conducted by Mercer during 2008, our executives’ base salaries were in the 25th to 50th percentile of companies included in the Mercer survey. The Committee did not conduct such a review in fiscals 2009, 2010 or 2011, but rather concluded informally, based on their collective experience, that a formal survey for 2009, 2010 or 2011 would have yielded results substantially similar to 2008.

     During fiscal 2009, in response to the world-wide economic downturn and its impact on the Company, management recommended, and the Board of Directors approved, a temporary and voluntary reduction in pay equal to 20% of Mr. Cavanagh monthly base salary and each of the other executive officers by 10%. These salary reductions were in effect from February 2009 until the beginning of the second quarter of fiscal 2010 when salaries were reinstated to full levels.

     At its meeting in September, 2010 the Committee reviewed the executive officers’ salaries and agreed that it appropriate, based on a review of each executive’s individual performance, to consider 2011 merit increases. The Committee recommended, and the Board of Directors approved, an increase in base pay for fiscal 2011 of 7.1% from $280,000 to $300,000 for Mr. Cavanagh and 7.9% from $190,000 to $205,000 for Mr. Bunday. At the same time, the Committee and the Board of Directors reaffirmed its intention to pay 7% of Mr. Cavanagh’s base salary and $5,000 of Mr. Bunday’s base salary in shares of our common stock. These awards are based on the value of the average trading price of our common stock during the 30 days preceding payment, which normally occurs on or about April 1 of each year, as is provided for in each of their respective employment agreements. The Committee also reviewed the performance of each of the other named executive officers and recommended, and the Board of Directors approved, 6% increases in the base salaries of Mark Koenen and Scott Thiel from $155,000 to $164,300 and $135,000 to $143,100, respectively. The Committee did not recommend an increase for Mr. Hafner, whose base salary remained at $136,000.

     At its meeting in September, 2011, the Committee reviewed the executive officers’ salaries and, based on a review of each executive’s individual performance, recommended, and the Board of Directors approved, an increase in base pay for fiscal 2012 of 4.0% from $300,000 to $312,000 for Mr. Cavanagh and 3.0% from $205,000 to $211,150 for Mr. Bunday. At the same time, the Committee and the Board of Directors reaffirmed its intention to pay 7% of Mr. Cavanagh’s base salary and $5,000 of Mr. Bunday’s base salary in shares of our common stock. These awards are based on the value of the average trading price of our common stock during the 30 days preceding payment, which normally occurs on or about April 1 of each year, as is provided for in each of their respective employment agreements. The Committee also reviewed the performance of each of the other named executive officers and recommended, and the Board of Directors approved, 3% increases in the base salaries of Mr. Koenen and Mr. Hendrickson from $161,300 to $166,139 and $130,000 to $133,900, respectively. The Committee also reviewed the performance of Mr. Thiel and recommended, and the Board of Directors approved, a 2% increase in his base salary from $143,100 to $145,962.

     Discretionary Annual Bonus. At the beginning of each fiscal year, the Committee meets with the Chief Executive Officer to review the Company’s objectives for such year and to establish parameters for performance-based year-end bonuses. The Committee recommends to the Board of Directors awards of discretionary annual bonuses for our named executive officers and other employees under the discretionary bonus program. Under our discretionary bonus program, each employee who participates in the program is eligible to receive a target annual bonus expressed as a percentage of his or her base salary for the year. Target bonus percentages are between 30% and 40% of base salary for vice presidents, 50% of base salary for Mr. Bunday, and 93% of base salary for Mr. Cavanagh. For Mr. Bunday and Mr. Cavanagh the target bonuses were negotiated as part of their employment agreements, and in the case of vice presidents are based on recommendations from our Chief Executive Officer. The bonus potential for each named executive officer is based in part on achieving operating income goals and individual objectives established by the Board of Directors, with a portion determined according to the Board of Directors’ discretion. Once a target bonus is established, the Company’s current policy provides that employees and vice presidents can earn between 0% and 150% of their target bonus, and Mr. Bunday and Mr. Cavanagh can earn up to 150% of their non-operating income target bonus and up to 167% of their operating income target bonus.

     At the start of each year, the Company’s quantitative and qualitative performance objectives are established by the Chief Executive Officer, the Committee and our Board of Directors, and by our Chief Executive Officer for each individual executive officer as a way to communicate our expectations and to maintain and unify our executives’ focus on key strategic objectives, as well as to measure performance.

     For fiscal 2012 these goals were:

Performance Measurement	CEO	CFO	VP Sales	VP Engineering	VP Manufacturing
EBITDA	60%	75%	40%	40%	40%
Sales Growth	20%		20%	30%	20%
Gainsharing				10%	20%
Board Discretion	20%	25%	20%	20%	20%

     During 2011, a portion of the performance goals for our Chief Executive Officer, Chief Financial Officer and other vice presidents included reaching certain specified and predetermined EBITDA levels. The Committee bases annual incentive targets on our company-wide EBITDA objectives. EBITDA for purposes of the 2011 Plan is a non-GAAP financial measure calculated by adding interest, taxes, depreciation and amortization to net income. The Committee believes EBITDA is the appropriate financial measure because it is regarded in the financial community as an important indicator of the overall operating health of an organization and is believed by the Committee to be a key factor in the creation of stockholder value.

     The Committee reserves the right to review, modify and approve the final EBITDA calculation for the sole purpose of ensuring that the incentive payments are calculated with the same intentions in which the targets have been set for the current year, including making adjustments in the calculation of EBITDA to eliminate the effects of extraordinary events not foreseen at the time the targets were established. The EBITDA targets will vary based on the actual sales for the year compared to the targeted sales, however at targeted sales, the EBITDA target was $7,850,000 with a threshold of $6,280,000 and a maximum of $9,420,000. The Committee also evaluated the individual performance goals of each of the named executive officers, which, for various managers, include achievement of sales growth objectives, and success of the gainsharing program. The gainsharing program motivates and rewards all salaried and hourly employees to attain specified, predetermined and measurable operational improvement targets and/or key performance indicators. These are intended to make the Company more competitive in the market place. Under the gainsharing program, these goals are established once each year. For 2011, the key performance indicators were production costs, employee productivity, quality, on time delivery, and engineering projects completed, including new products, and safety. The payout for individual performance goals was 93% of target for Mr. Cavanagh, 93% for Mr. Koenen, 88% for Mr. Thiel, and 73% for Mr. Hendrickson. Mr. Bunday did not have specific individual performance goals as a component of his discretionary annual bonus targets.

     The Board Discretionary component is primarily designed to reward employees for their contribution to the achievement of company goals. The Committee and the full Board of Directors consider, based on their experience and judgment, to what extent those goals were achieved. The achievement, or failure to achieve, the corporate and individual performance objectives are a significant factor the Committee considers in determining the payment of annual bonuses, but is not entirely definitive. In determining the annual bonus payable to each named executive officer, the Board of Directors has discretion to, and does, evaluate criteria outside of the performance objectives established for each fiscal year. Similarly, as conditions change throughout each fiscal year, the Board of Directors may re-evaluate and modify performance targets. The Board of Directors evaluates annually the performance goals for each named executive officer and makes modifications as it deems appropriate. Just as it seeks input from our Chief Executive Officer when adjusting base salaries, the Committee seeks input of our Chief Executive Officer in evaluating individual executive’s performance (other than the performance of the Chief Executive Officer himself) for purposes of awarding annual bonuses. During fiscal 2011, the Committee and the full Board of Directors considered for each of the named executives their effectiveness in managing the continuation of the Company’s new product development efforts, including joysticks, and the opening of the Company’s facility in Pune, India to meet customer demands in that developing market and evaluation of strategic alternatives and concluded to award each of the named executives their target bonus for effective management of these objectives, however in consultation with Messrs. Cavanagh and Bunday the Committee and the full Board of Directors concluded that, based on the payouts related to the successful achievement of the other goals and the level of restricted stock grants during the year Messrs. Cavanagh and Bunday would each forgo their discretionary bonus component for fiscal 2011.

     Equity Grants. Stock options and restricted stock are granted pursuant to the Company’s Restated 2010 Stock Option Plan (the “Employee Plan”) as the primary method of equity awards . The Employee Plan is administered by the Committee. The Company has historically granted stock options but also has the flexibility to grant restricted stock. The Committee changed to using restricted stock as opposed to stock options as the primary form of equity incentives in fiscal 2011. The Committee believes that either stock options or restricted stock provide an incentive for the named executive officers to enhance long-term share price appreciation through the development and execution of effective long-term business strategies, however restricted stock more closely aligns the named executive officers with stockholders due to the certainty of stock ownership with restricted stock. Equity grants are made to executives and select employees based on evaluations by the Chief Executive Officer and the Committee and approved by the Board of Directors. Equity grants are normally made at the commencement of employment and to meet other special retention or performance objectives. The Committee reviews and approves equity awards to executive officers based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Recognizing that the Company’s stock is thinly traded and could close at an unusually low price on any one particular trading day, the Committee established a policy that stock options would have an exercise price of the higher of the average of the closing trading price of the Company’s stock for the thirty days preceding the particular grant or the closing price on the date of grant. Typically, restricted stock grants vest at the rate of 25% per year and stock options vest 20% per annum based upon continued employment over a five-year period, and generally expire ten years after the date of grant. Restricted stock awards and incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”).

     Medical and Other Benefits. Our executive officers are eligible for medical and other benefits, including participation in the Company’s Tax Deferred Savings Plan (the “401(k) Plan”), that are generally available to all of our salaried employees. Our 401(k) Plan is a tax qualified retirement savings plan under which all U.S. based employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation, subject to IRC limitations. We make matching contributions for all participants each year equal to 100% of the first 3% of pay each individual contributes to the 401(k) Plan through salary deferral plus 50% of the next 2% of employee deferrals. Matching contributions in 2011 for the named executive officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

     Severance Benefits. Each of our named executive officers has entered into an employment agreement providing for the payment of, in the case of our Chief Executive Officer, up to 18 months of base salary, and for our other named executive officers, up to 12 months of their respective base salaries, in the event of termination of employment due to death, good cause resignation, or termination by the Company without cause.

Role of named executive officers in the Compensation Process

     The Committee recommends compensation levels and programs for the Chief Executive Officer to the members of the Board of Directors (excluding the Chief Executive Officer), and recommends compensation levels and programs for all other executive officers to the full Board of Directors. In addition, the Committee administers the Company’s equity-based compensation plans. However, the Company’s Chief Executive Officer and management also have a role in compensation decisions. For example, with respect to pay levels, management makes recommendations to the Committee regarding executive officer base salary adjustments and equity-based grants. The Committee reviews these recommendations and where appropriate, modifies the awards, grants or payouts prior to making its recommendations to the Board of Directors. With respect to incentive plan performance targets, the Company’s management, including its Chief Executive Officer, make recommendations to the Committee regarding the annual quantitative and qualitative goals for the named executive officers. The Committee reviews the basis for these recommendations and can exercise its discretion in modifying any of the goals prior to making its recommendations to the Board of Directors. Similarly, with respect to the Committee’s administration of the Company’s stock-based compensation plans, the Company’s management makes recommendations to the Committee with respect to plan participation and plan amendments, as necessary, and the Committee can exercise its discretion in modifying any of the recommendations prior to issuing its approval.

Impact of Accounting and Tax Issues on Executive Compensation

     In setting individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.

     As one of the factors that affects the total amounts and mix of compensation, the Committee also considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the IRC places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next four most highly compensated executive officers. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the 2010 Restated Stock Option Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1,000,000 limit. The Committee’s present intention is to maintain compensation below the $1,000,000 limit for the CEO and each of the next four most highly compensated executive officers unless it believes that to do so would not be in the best interest of the Company or its stockholders.

Williams Controls, Inc. 2008 Deferred Compensation Plan

     The purpose of the Williams Controls, Inc. 2008 Deferred Compensation Plan (the “2008 Plan”) is to (i) provide deferred compensation to select management and highly compensated employees of the Company (“Eligible Executives”) and members of the Company’s Board of Directors; (ii) permit Eligible Executives to elect to defer a percentage of their base compensation and/or bonus compensation; and (iii) permit members of the Company’s Board of Directors to elect to defer a portion of their board and committee fees. The 2008 Plan is intended to be “nonqualified” for federal tax purposes, meaning it is not intended to meet the requirements under Section 401(a) of the Code. The 2008 Plan is intended to meet the requirements for nonqualified deferred compensation under Section 409A of the Code. The 2008 Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as the laws of the State of Oregon to the extent they are not preempted by ERISA.

     The 2008 Plan is administered by the Committee. The Company’s Board of Directors designates the individuals who are “Eligible Executives” under the 2008 Plan, and may change such designations from time to time in its sole discretion. Each calendar year, each director may elect to defer up to 50% of its board and committee fees, and each Eligible Executive may elect to defer up to 50% of its base compensation and/or bonus compensation. Deferral elections must be made on or before December 31 of the applicable year. Amounts deferred will be 100% vested at all times, unless they are specifically tied to a vesting schedule at the time of contribution. In connection with the deferral election, 2008 Plan participants must elect when to receive payment of their deferred amounts. Participants may elect to receive payments in a lump sum or in annual installments over a period not to exceed five years. The Company’s Board of Directors may prospectively amend or terminate the 2008 Plan at any time in its sole discretion.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during fiscal 2009 through 2011.

								Non-Equity
								Incentive
				Stock		Option		Plan		All Other
Name and		Salary		Awards		Awards		Compensation		Compensation		Total
Principal Position	Year	($)		($) (2)		($) (3)		($)		($) (4)		($)
Patrick W. Cavanagh	2011	300,000	(1)	415,525	(5)	-		281,295		19,119	(6)	1,015,939
President and Chief	2010	252,861	(1)	-		353,532	(7)	209,874		18,003	(8)	834,270
Executive Officer	2009	243,385	(1)	-		-		159,494		216,549	(9)	619,428

Dennis E. Bunday	2011	205,000	(1)	171,600	(10)	-		102,628		12,441	(11)	491,669
Executive Vice	2010	184,922	(1)	-		187,039	(12)	77,216		12,357	(13)	461,534
President and Chief	2009	177,577	(1)	-		-		59,962		83,629	(14)	321,168
Financial Officer

Mark S. Koenen	2011	164,300	(1)	85,800	(15)	-		70,452		9,390		329,942
Vice President, Sales	2010	150,861	(1)	-		95,295	(16)	51,311		8,087		305,554
and Marketing	2009	144,865	(1)	-		-		45,434		5,002		195,301

Scott J. Thiel	2011	143,100		64,400	(17)	-		50,689		7,752		265,941
Vice President,	2010	131,365		-		105,628	(18)	38,594		6,798		282,385
Engineering and	2009	126,173		-		-		34,625		4,186		164,984
Development

Kenneth D. Hendrickson	2011	120,283	(19)	72,300	(20)	-		27,574	(21)	5,914		226,071
Vice President,
Manufacturing

Gary A. Hafner	2011	68,000	(22)	-		-		-		70,720	(23)	138,720
Former Vice President,	2010	132,339		-		37,068	(24)	38,366		6,828		214,601
Global Manufacturing	2009	127,108		-		-		34,881		4,217		166,205

(1)	In accordance with the terms of their respective employment agreements, a portion of the executives’ base salary was payable in shares of the Company’s common stock, valued based on the average trading price of the Company’s common stock for the 30 days immediately preceding payment. Amounts paid in common stock of the Company for each named executive officer were as follows:

  Patrick W. Cavanagh: 7% of base salary, equal to (i) 1,783 shares of common stock at $11.77 per share in fiscal 2011; (ii) 2,196 shares of common stock at $8.92 per share in fiscal 2010; and (iii) 3,839 shares of common stock at $5.10 per share in fiscal 2009.

  Dennis E. Bunday: $5,000 of base salary, equal to (i) 424 shares of common stock at $11.77 per share in fiscal 2011; (ii) 560 shares of common stock at $8.92 per share in fiscal 2010; and (iii) 979 shares of common stock at $5.10 per share in fiscal 2009.

  Mark S. Koenen: $3,000 of base salary, equal to (i) 254 shares of common stock at $11.77 per share in fiscal 2011; (ii) 336 shares of common stock at $8.92 per share in fiscal 2010; and (iii) 587 shares of common stock at $5.10 per share in fiscal 2009.

(2)	The amounts set forth in “Stock Awards” represent the grant date fair value of restricted stock grants awarded under our 2010 Restated Stock Option Plan, calculated in accordance with FASB ASC Topic 718. Each award has a four year vesting period. These amounts may not correspond to the actual value eventually realized by each named executive officer.

(3)	The amounts set forth in “Option Awards” are the grant date fair value calculated in accordance with FASB ASC Topic 718. These amounts may not correspond to the actual value eventually realized by each named executive officer. Assumptions used in the calculation of these amounts are described in Note 11 of the Company’s consolidated financial statements for the year ended September 30, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 20, 2011.

(4)	Represents contributions from the Company to each of the named executive’s 401(k) accounts.

(5)	Represents the aggregate fair market value of restricted stock of 25,000 shares granted March 10, 2011 at a grant price of $11.49 per share and 12,000 shares granted September 27, 2011 at a grant price of $10.70. Each award has a four year vesting period. These amounts may not correspond to the actual value eventually realized by the named executive officer.

(6)	Includes interest earned of $9,319 for fiscal 2011 under the Company’s 2008 Deferred Compensation Plan.

(7)	Represents the aggregate fair market value of options to purchase 66,000 shares of common stock granted March 15, 2010, with an exercise price of $7.95 per share and options to purchase 23,267 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(8)	Includes interest earned of $8,203 for fiscal 2010 under the Company’s 2008 Deferred Compensation Plan.

(9)	Includes $200,000 un-funded non-cash grant under the Company’s 2008 Deferred Compensation Plan and corresponding interest of $6,749 through September 30, 2009.

(10)	Represents the aggregate fair market value of restricted stock of 8,000 shares granted December 3, 2010 at a grant price of $10.75 per share and 8,000 shares granted September 27, 2011 at a grant price of $10.70. Each award has a four year vesting period. These amounts may not correspond to the actual value eventually realized by the named executive officer.

(11)	Includes interest earned of $2,641 for fiscal 2011 under the Company’s 2008 Deferred Compensation Plan.

(12)	Represents the aggregate fair market value of options to purchase 30,000 shares of common stock granted October 30, 2009, with an exercise price of $8.54 per share and options to purchase 14,500 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(13)	Includes interest earned of $2,557 for fiscal 2010 under the Company’s 2008 Deferred Compensation Plan.

(14)	Includes $75,000 un-funded non-cash grant under the Company’s 2008 Deferred Compensation Plan and corresponding interest of $2,516 through September 30, 2009.

(15)	Represents the aggregate fair market value of restricted stock of 4,000 shares granted December 3, 2010 at a grant price of $10.75 per share and 4,000 shares granted September 27, 2011 at a grant price of $10.70. Each award has a four year vesting period. These amounts may not correspond to the actual value eventually realized by the named executive officer.

(16)	Represents the aggregate fair market value of options to purchase 15,000 shares of common stock granted October 30, 2009, with an exercise price of $8.54 per share and options to purchase 7,683 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(17)	Represents the aggregate fair market value of restricted stock of 4,000 shares granted December 3, 2010 at a grant price of $10.75 per share and 2,000 shares granted September 27, 2011 at a grant price of $10.70. Each award has a four year vesting period. These amounts may not correspond to the actual value eventually realized by the named executive officer.

(18)	Represents the aggregate fair market value of options to purchase 20,000 shares of common stock granted October 30, 2009, with an exercise price of $8.54 per share and options to purchase 5,017 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(19)	Mr. Hendrickson was appointed Vice President, Manufacturing effective April 1, 2011. Amount includes base salary of $65,000 as Vice President, Manufacturing from April 1, 2011 to September 30, 2011 and $55,283 during the portion of the year he was Director of Quality.

(20)	Represents the aggregate fair market value of restricted stock of 1,600 shares granted December 3, 2010 at a grant price of $10.75 per share, 2,000 shares granted April 1, 2011 at a grant price of $11.50 per share and 3,000 shares granted September 27, 2011 at a grant price of $10.70. Each award has a four year vesting period. These amounts may not correspond to the actual value eventually realized by the named executive officer.

(21)	Represents Mr. Hendrickson’s non-equity incentive plan compensation earned for fiscal 2011. Amount includes $19,346 as Vice President, Manufacturing and $8,228 as Director of Quality.

(22)	Mr. Hafner retired from the Company on March 31, 2011. This amount represents salary earned from October 1, 2010 to his retirement date.

(23)	Includes $68,000 of cash severance received by Mr. Hafner from his retirement date on March 31, 2011 through the end of the fiscal year.

(24)	Represents the aggregate fair market value of options to purchase 6,000 shares of common stock granted October 30, 2009, with an exercise price of $8.54 per share and options to purchase 2,817 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

Employment Agreements

     The Company has entered into written employment agreements with each of its named executive officers. Certain terms of each such employment agreement are summarized below.

     Patrick W. Cavanagh. We entered into an employment agreement with Mr. Cavanagh, our President and Chief Executive Officer, on July 19, 2004. Under the employment agreement, the Company is required to pay Mr. Cavanagh a base salary of $240,000 per year, up to seven percent of which may be paid, in the Company’s discretion, in the form of shares of the Company’s common stock. The employment agreement further provides that commencing on September 30, 2005, the Board of Directors will annually review Mr. Cavanagh’s salary. Mr. Cavanagh’s salary has been reviewed several times and most recently his base salary was increased 4.0% from $300,000 to $312,000 effective for fiscal 2012. Mr. Cavanagh is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 93% of his base salary, payable based on target parameters established annually by our Board of Directors. However, Mr. Cavanagh can earn a maximum of 149% of his base salary if all bonus targets are exceeded by pre-determined levels during the year.

     To the extent the annual bonus exceeds 100% of Mr. Cavanagh’s base salary for any fiscal year, our Board of Directors may, in its discretion, satisfy its payment obligations for any amounts over 100% of the base salary by paying in the form of cash or in shares of our common stock at the then current market price. He is also entitled to receive employee benefits including, among others, those available to other employees of Williams Controls, reimbursement of expenses incurred in connection with his duties as our Chief Executive Officer and certain medical benefits.

     Mr. Cavanagh is an employee at-will, meaning either the Company or Mr. Cavanagh may terminate his employment at any time, for any or no reason. However, if Mr. Cavanagh is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated by reason of his death, Mr. Cavanagh is entitled to receive severance pay equal to one and one half years of his base salary, payable over a period of eighteen months, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Cavanagh’s employment agreement also provides that Mr. Cavanagh will not, for a period of one year from his termination, engage in certain activities in competition with the Company.

     Dennis E. Bunday. We entered into an employment agreement with Mr. Bunday, our Executive Vice President, Chief Financial Officer and Secretary, on March 8, 2007, which superseded his prior agreement. Under the employment agreement, we were initially required to pay Mr. Bunday a base salary of $165,000 per year. A portion of the base salary equal to $5,000 is payable in the form of shares of our common stock. The employment agreement entitles us to adjust Mr. Bunday’s base salary upward without formally amending the employment agreement Mr. Bunday’s salary has been reviewed several times and most recently his base salary was increased 3.0% from $205,000 to $211,150 effective for fiscal 2012. Mr. Bunday is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 50% of his base salary, payable based on target parameters established annually by our Board of Directors. However, Mr. Bunday can earn up to 80% of his base salary if all bonus targets are exceeded by predetermined levels during the year. Mr. Bunday’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees and certain other medical benefits. Mr. Bunday is an employee at-will, meaning either the Company or Mr. Bunday may terminate his employment at any time, for any or no reason. However, if Mr. Bunday is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated by reason of his death, Mr. Bunday is entitled to receive severance pay equal to one year of his base salary, payable over a period of twelve months, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Bunday’s employment agreement also provides that Mr. Bunday will not, while he is receiving severance benefits, engage in certain activities in competition with the Company.

     Mark S. Koenen. We entered into an employment agreement with Mr. Koenen, our Vice President of Sales and Marketing, on March 8, 2007. Under the employment agreement, we were initially required to pay Mr. Koenen a base salary of $130,000 per year. A portion of the base salary equal to $3,000 is payable in the form of share of our common stock. The employment agreement entitles the Board of Directors to adjust Mr. Koenen’s base salary without formally amending the employment agreement. Mr. Koenen’s salary has been reviewed several times and most recently his base salary was increased 3.0% from $161,300 to $166,139 effective for fiscal 2012. Mr. Koenen is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 40% of his base salary, payable based on target parameters established annually by our Board of Directors. However, the Board of Directors may in its discretion increase Mr. Koenen’s annual bonus to 60% of his base salary if our Board of Directors determines that the Company has seen extraordinary performance for the year. Mr. Koenen’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Koenen is an employee at-will, meaning either the Company or Mr. Koenen may terminate his employment at any time, for any or no reason. However, if Mr. Koenen is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Koenen is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Koenen’s employment agreement also provides that Mr. Koenen will not, while he is receiving severance benefits, engage in certain activities in competition with the Company.

     Scott J. Thiel. We entered into an employment agreement with Mr. Thiel, our Vice President of Engineering and Development, on January 15, 2008. Under the employment agreement, we were initially required to pay Mr. Thiel a base salary of $115,000 per year. The employment agreement entitles us to adjust Mr. Thiel’s base salary without formally amending the employment agreement. Mr. Thiel’s salary has been reviewed several times and most recently his base salary was increased 2.0% from $143,100 to $145,962 effective for fiscal 2012. Mr. Thiel is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 35% of his base salary, payable based on target parameters established annually by our Board of Directors. However, Mr. Thiel can earn up to 53% of his base salary if all bonus targets are exceeded by pre-determined levels during the year. Mr. Thiel’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Thiel is an employee at-will, meaning either the Company or Mr. Thiel may terminate his employment at any time, for any or no reason. However, if Mr. Thiel is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Thiel is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Thiel’s employment agreement also provides that Mr. Thiel will not, while he is receiving severance benefits, engage in certain activities in competition with the Company.

     Kenneth D. Hendrickson. We entered into an employment agreement with Mr. Hendrickson, our Vice President of Manufacturing, effective April 1, 2011. Under the employment agreement, we are initially required to pay Mr. Hendrickson a base salary of $130,000 per year. The employment agreement entitles us to adjust Mr. Hendrickson’s base salary without formally amending the employment agreement. Effective for fiscal 2012, the Committee approved an increase in Mr. Hendrickson’s base pay of 3% from $130,000 to $133,000. Mr. Hendrickson is also entitled to participate in the Company’s annual bonus program, His target percentage is specified in the agreement; however management recommended, and the Committee approved, an initial target percentage of 30% of base salary payable based on target parameters established annually by our Board of Directors. However, the Board of Directors may in its discretion, increase Mr. Hendrickson’s annual bonus to 45% of his base salary if our Board of Directors determines that the Company has seen extraordinary performance for the year. Mr. Hendrickson’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Hendrickson is an employee at-will, meaning either the Company or Mr. Hendrickson may terminate his employment at any time, for any or no reason. However, if Mr. Hendrickson is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Hendrickson is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Hendrickson’s employment agreement also provides that Mr. Hendrickson will not, while he is receiving severance benefits, engage in certain activities in competition with the Company.

     Gary A. Hafner. Mr. Hafner, our prior Vice President of Global Manufacturing, retired from the Company effective March 31, 2011. We had entered into an employment agreement with Mr. Hafner on March 8, 2007. Under the employment agreement, we were initially required to pay Mr. Hafner a base salary of $122,000 per year. The employment agreement entitled the Board of Directors to adjust Mr. Hafner’s base salary without formally amending the employment agreement. Mr. Hafner’s salary has been reviewed several times and his base salary at the time of his retirement was $136,000. Mr. Hafner was also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 35% of his base salary, payable based on target parameters established annually by our Board of Directors. However, the Board of Directors could, in its discretion, increase Mr. Hafner’s annual bonus to 53% of his base salary if our Board of Directors determined that the Company had seen extraordinary performance for the year. As Mr. Hafner was not a qualified employee for purposes of the Discretionary Annual Bonus, Mr. Hafner did not receive a bonus under that program for fiscal 2011. Mr. Hafner’s employment agreement further provided that he was entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Hafner was an employee at-will, meaning either the Company or Mr. Hafner could terminate his employment at any time, for any or no reason. However, if Mr. Hafner was terminated without “cause” or resigned for “good reason,” as such terms were defined in his employment agreement, or if he was terminated due to his death, Mr. Hafner was entitled to receive severance pay equal to one year of his base salary, unless he provided less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he was entitled to severance benefits. Mr. Hafner’s employment agreement also provided that Mr. Hafner would not, while he was receiving severance benefits, engage in certain activities in competition with the Company. Mr. Hafner retired effective March 31, 2011 and in recognition of his valuable years of service to the Company the Committee elected to pay him under an informal agreement one years’ base salary and coverage under the Company’s medical plan not required under his employment agreement.

Grants Of Plan-Based Awards

     The Committee approved awards under our 2010 Restated Stock Option Plan and set forth below is information regarding awards granted during fiscal 2011. Due to the timing of the Committee’s approval of equity awards, fiscal 2011 included two annual award grants.

			All Other Option
		All Other Stock	Awards: Number	Exercise or
		Awards: Number	of Securities	Base Price of
	Grant	of Shares of Stock	Underlying	Option Awards
Name	Date	or Units (#)	Options (#)	($/Sh)
Patrick W. Cavanagh	9/27/11	12,000	-	-
	3/10/11	25,000	-	-

Dennis E. Bunday	9/27/11	8,000	-	-
	12/3/10	8,000	-	-

Mark S. Koenen	9/27/11	4,000	-	-
	12/3/10	4,000	-	-

Scott J. Thiel	9/27/11	2,000	-	-
	12/3/10	4,000	-	-

Kenneth D. Hendrickson	9/27/11	3,000	-	-
	4/1/11	2,000	-	-
	12/3/10	1,600	-	-

2010 Restated Stock Option Plan

     Our 2010 Restated Stock Option Plan, as amended, or the “Plan,” is administered by the Committee. The Employee Plan is designed to (i) induce qualified persons to become employees and/or officers of the Company, (ii) reward such persons for past service to the Company, (iii) encourage such persons to remain in the employ of the Company or associated with the Company, and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of the business of the Company. As of September 30, 2011, there were 1,170,000 shares of common stock authorized for option or restricted stock grants under the Employee Plan.

Outstanding Equity Awards At Fiscal Year-End

     The following table summarizes the outstanding equity award holdings held by our named executive officers.

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares
	Underlying	Underlying			Units of	or Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Patrick W. Cavanagh	166,666	-	7.20	10/1/14	-	-
	13,200	52,800	7.95	3/15/20	-	-
	17,062	6,205	9.10	9/14/20	-	-
	-	-	-	-	37,000	403,670

Dennis E. Bunday	41,666	-	3.96	7/31/13	-	-
	8,333	-	8.22	10/1/15	-	-
	4,000	1,001	14.03	10/11/16	-	-
	20,000	5,000	17.69	2/28/17	-	-
	12,000	3,000	18.05	9/27/17	-	-
	12,000	8,000	13.17	9/25/18	-	-
	6,000	24,000	8.54	10/30/19	-	-
	8,700	5,800	9.10	9/14/20	-	-
	-	-	-	-	14,000	152,740

Mark S. Koenen	16,666	-	3.96	9/15/12	-	-
	26,666	-	4.62	3/26/14	-	-
	2,500	-	8.22	10/1/15	-	-
	800	200	14.03	10/11/16	-	-
	4,000	1,000	17.69	2/28/17	-	-
	6,000	4,000	13.57	6/11/18	-	-
	3,000	12,000	8.54	10/30/19	-	-
	5,634	2,049	9.10	9/14/20	-	-
	-	-	-	-	7,000	76,370

Scott J. Thiel	1,666	-	8.22	10/1/15
	2,500	-	14.04	2/1/16
	800	200	14.03	10/11/16
	4,000	1,000	17.69	2/28/17
	8,000	2,000	18.05	9/27/17
	6,000	4,000	13.57	6/11/18
	4,000	16,000	8.54	10/30/19
	3,680	1,337	9.10	9/14/20
	-	-	-	-	5,000	54,550

Kenneth D.
Hendrickson	8,000	2,000	18.05	9/27/17
	3,000	2,000	13.57	6/11/18
	1,200	4,800	8.54	10/30/19
	1,540	560	9.10	9/14/20
	-	-	-	-	6,200	67,642

Gary A. Hafner(1)	-	-	-	-	-	-

(1)	Mr. Hafner retired from the Company on March 31, 2011 and pursuant to the terms of his option agreements any option exercises were to be completed within 90 days of his retirement date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
Dennis E. Bunday	-	-	2,000	22,160
Mark S. Koenen	-	-	1,000	11,080
Scott J. Thiel	-	-	1,000	11,080
Kenneth D. Hendrickson	-	-	400	4,432
Gary A. Hafner	10,483	29,033	-	-

Pension Benefits

     Only one of our named executive officers, Mark S. Koenen, is entitled to pension benefits, which he earned under a pension plan frozen by the Company in 2001. The following table summarizes the pension benefits payable to Mr. Koenen:

		Number of	Present Value	Payments
		Years	of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)	($)
Patrick W. Cavanagh	-	-	-	-
Dennis E. Bunday	-	-	-	-
Mark S. Koenen	Williams Controls,	8.00	32,730	-
Inc. Retirement
Income Plan
Scott J. Thiel	-	-	-	-
Kenneth D. Hendrickson	-	-	-	-
Gary A. Hafner	-	-	-	-

Potential Payments Upon Termination or Change in Control

     This section explains the payments and benefits to which the named executive officers are entitled in various terminations of employment scenarios. These are hypothetical situations only, as we currently employ all of our named executive officers. For purposes of this explanation, we have assumed that termination of employment and change-in-control occurred on September 30, 2011, the last day of our 2011 fiscal year.

     We have entered into employment agreements with each of our named executive officer that define, among other things benefits payable in the event of termination including a termination in conjunction with a change in control. Under these agreements, we provide certain benefits to the named executive officers if their employment is involuntarily terminated in conjunction with a change in control. These benefits are designed to provide executive officers with an incentive to remain in our employ if we engage in, or are threatened with, a change in control transaction, and to maintain a total compensation program that is competitive with companies with which we compete for executive talent. Change in control benefits generally consist of a lump sum cash payments and COBRA health insurance continuation. In the event of a change in control which either does or does not result in termination unvested stock option awards are also accelerated.

     In our agreements, “involuntary termination” generally includes the named executive officer’s involuntary dismissal (other than for cause), a material reduction in duties, a material reduction in compensation or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles. “Cause” generally includes fraud or other intentional misconduct adversely and materially affecting the Company’s business reputation.

     The following table shows the estimated change in control benefits that would have been payable to the named executive officers if a change in control had occurred on September 30, 2011 and each officer’s employment was involuntarily terminated on that date without cause.

			Insurance	Stock Option	Restricted
	Cash Severance		Continuation	Acceleration	Stock Vesting
Name	Benefit ($)		($) (1)	($) (2)	($) (2)	Total ($)
Patrick W. Cavanagh	450,000	(3)	10,995	167,519	403,670	1,032,184
Dennis E. Bunday	205,000	(4)	10,995	63,879	152,740	432,614
Mark S. Koenen	164,300	(4)	15,339	32,149	76,370	288,158
Scott J. Thiel	143,100	(4)	15,339	40,340	54,550	253,329
Kenneth D. Hendrickson	130,000	(4)	15,339	12,390	67,642	225,371
Gary A. Hafner	68,000	(5)	7,330 (6)	-	-	75,330

(1)	If cash severance benefits are triggered, the severance-related provisions in the employment agreements for all named executive officers also provide for continuation of health insurance benefits paid by us for the period of the cash severance period.

(2)	If a change in control occurs or we are acquired by merger or sale of substantially all of our assets or outstanding stock, the provisions of the 2010 Restated Stock Option Plan provide that all outstanding unexercisable options for all option holders or unvested restricted stock, including the named executives, will immediately become exercisable or vested. Because the options accelerated or restricted stock vesting would have a value of the acquisition price of the common stock of the Company at the date of the change in control or acquisition or merger, the amounts in the above table represent the aggregate value as of September 30, 2011 of each named executive officer’s outstanding unexercisable options or unvested restricted stock assuming the closing price of the Company’s common stock as reflected on the NASDAQ Global Market on September 30, 2011 of $10.91 per share.

(3)	Cash severance benefits for Mr. Cavanagh equal 18 months base salary, however in the event of a sales event if Mr. Cavanagh is offered and accepts a position with the acquirer for reasonably equivalent salary, benefits and bonus potential for a period of 18 months, then no cash severance benefit would be paid.

(4)	Cash severance benefits for Mr. Bunday, Mr. Koenen, Mr. Thiel and Mr. Hendrickson equals 12 months base salary.

(5)	Mr. Hafner retired from the Company effective March 31, 2011. This amount represents the remaining amount owed to Mr. Hafner as of September 30, 2011.

(6)	Represents the remaining insurance coverage costs owed to Mr. Hafner as of September 30, 2011.

     We have defined the events that would trigger severance rights in a manner that we believe is reasonable and consistent with current, conventional market practices. For example, the definition of “Good Reason” contained in our employment and change in control agreements is intended to be limited to true circumstances of constructive discharge and includes notice and opportunity to cure provisions, so that severance rights are not triggered by us inadvertently.

     Similarly, all of the severance commitments regarding change in control arrangements in our employment agreements are of the “double trigger” variety — that is, in order for a severance obligation to arise, there must occur both a change in control and an affirmative action by us to terminate (or constructively terminate) an executive’s employment. Finally, any severance obligation arising under our employment and change in control agreements is conditioned on the affected executive’s execution of a release of claims against us and our affiliates.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of Williams Controls has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:

Donn J. Viola, Chairman
Douglas E. Hailey
Carlos P. Salas

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN
CONTROL PERSONS

     The Company is not aware of any related party transactions that would require disclosure. The Company’s Code of Ethics identifies potential sources of conflicting interest transactions, including arrangements that involve employees and directors individually or by virtue of a family relationship or ownership or participation in an entity. The Company’s conflicts-of-interest policy requires that any conflicts of interest be disclosed to and approved by the Company’s Chief Financial Officer, and for conflicting interest transactions involving executive officers and directors, any such arrangements must be approved by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee held four meetings during our 2011 fiscal year.

     With respect to the Company's audited financial statements for the Company's fiscal year ended September 30, 2011, management of the Company represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee reviewed and discussed those financial statements with management. The Audit Committee also discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

     The Audit Committee received the written disclosures from the Company's independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees), as modified or supplemented, and discussed with the Company’s independent registered public accounting firm their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2011, be included in the Company's Annual Report on Form 10-K for that fiscal year.

     The Audit Committee members for fiscal 2011 were:

          Douglas E. Hailey, Chairman;
          H. Samuel Greenawalt; and
          Carlos P. Salas

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Moss Adams LLP, an independent registered public accounting firm audited the consolidated financial statements of the Company and subsidiaries for fiscal 2011, 2010 and 2009.

     Aggregate fees billed in fiscal 2011 and 2010 by Moss Adams LLP for audit services related to the two most recent fiscal years, and for other professional services billed in the two most recent fiscal years were as follows:

Services Provided	2011	2010
Audit Fees (1)	$219,700	$219,500
Employee Benefit Plan Audits	36,000	36,000
Tax Fees (2)	101,698	66,959
All Other Fees	740	5,820
Total	$358,138	$328,279

(1)	Fees in connection with the audit of the Company’s annual financial statements and reviews of the Company’s quarterly reports on Form 10-Q.

(2)	Fees include assistance with tax planning analysis and tax compliance.

     Before Moss Adams LLP is engaged by the Company or its subsidiaries to render audit or non-audit services, the engagement must be approved by the Audit Committee of the Board of Directors. The Audit Committee has considered each of the services rendered by Moss Adams LLP other than the audit of the Company’s financial statements and has determined that the provision of each of these services is compatible with maintaining the firm’s independence.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Audit Committee has selected the accounting firm of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. The decision of the Audit Committee to appoint Moss Adams LLP was based on careful consideration of the firm’s qualifications as an independent registered public accounting firm. Moss Adams LLP was originally selected by the Audit Committee as the Company’s independent registered public accounting firm effective June 5, 2007.

     Although the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, the Audit Committee and the Board of Directors are requesting that stockholders ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee would investigate the reasons for the stockholders’ rejection and would consider whether to retain Moss Adams LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

     A proposal to ratify the appointment of Moss Adams LLP for the current year will be presented at the Annual Meeting. A representative from Moss Adams LLP is expected to attend the annual meeting and will have the opportunity to make a statement, if he or she desires to do so, and be available to answer appropriate questions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

     As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Additionally, and in response to the advisory vote of our stockholders at our 2011 Annual Meeting regarding the recommended frequency of such an advisory resolution, we intend to present this proposal to stockholders on an annual basis. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions.

     Our compensation policies for our named executive officers, as well as certain information relating to the amounts and types of compensation awarded to those officers over each of the three most recent fiscal years, are discussed in the sections above entitled “Compensation Discussion and Analysis” and “Executive Compensation.” Generally, we design our executive compensation program to reward, retain and, in the case of new hires, attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

General

     We urge you to read the sections of this Proxy Statement entitled “Executive Compensation” and “Compensation Discussion and Analysis” for details about our executive compensation practices and policies, including the actual compensation awarded to our named executive officers over each of the three most recent fiscal years. Highlights of our executive compensation programs include the following:

  We target total compensation (consisting of base salary, annual cash incentives and long-term equity grant values) for executives at a level the Compensation Committee determines will promote retention, and although we have in the past employed compensation consultants or have used formal compensation studies, we do not regularly engage such consultants. We target total cash compensation, which includes salary and cash bonuses at approximately the 50th percentile of the latest salary survey conducted by the Compensation Committee for each named executive. Based on the last survey conducted in August 2008, all named executives total cash compensation was at or below the 50th percentile. Since that time, the Committee believes compensation levels have approximated those same levels.

  We employ a cash bonus program that is “at risk” to each of our named executives and represents a significant proportion of each of the named executive’s total cash compensation. For Mr. Cavanagh at his target bonus, 49% of his total cash compensation is at risk; for Mr. Bunday at his target bonus, 33% of his total cash compensation is at risk and for each of the other named executives at their individual target bonus, between 24% and 29% of their total cash compensation is at risk. In the case of each named executive officer, the Compensation Committee and the Board of Directors establish individual goals that reflect those executives’ contributions toward overall company and individual goals as specified by the Compensation Committee and Board of Directors. We do not, except to the extent specified in Mr. Cavanagh’s and Mr. Bunday’s employment agreements, target any specific levels of executive compensation that should be “at risk.”

  Our named executive officers receive long-term equity awards subject to long-term vesting requirements. These long-term incentives are set at levels that are designed to incent the plan participants to promote the interests of the Company and the stockholders, and to promote retention. We do not target individual levels at which total compensation should be comprised of equity compensation.

  The Compensation Committee generally believes that our executives should maintain ownership of our common stock at some level in order to align their interests with those of our stockholders. As established in Mr. Cavanagh’s employment agreement, up to 7% of his annual base compensation can be, and since he began employment with the Company has been, paid in Company stock at the average trading price of the Company’s stock for the 30 days preceding the issuance of the stock. Additionally, any annual cash bonus in excess of his stated target bonus may be paid in Company stock at the discretion of the Compensation Committee. As negotiated in Mr. Bunday’s and Mr. Koenen’s respective employment agreements, $5,000 and $3,000, respectively, of each of their base salaries are paid in Company stock based on the average trading price of the Company’s stock for the 30 days preceding the issuance of the stock. The Company does not establish guidelines for ownership of Company stock, nor is there any restriction against executives selling shares acquired upon exercise of options or upon vesting of restricted stock awards. Similarly, although Mr. Cavanagh and Mr. Bunday have done so in the past, executives are not required or expected to purchase shares of our common stock in the open market.

  Each of our named executive officers is employed pursuant to limited-term employment agreements and other management employees generally are employed at will. We believe these terms balance the need to provide stability in order to motivate employees, on the one hand, against our desire to require our executives and all other personnel to demonstrate exceptional personal performance.

     We believe the compensation program for the named executive officers has been instrumental in helping us achieve strong financial performance in the challenging macroeconomic environment of the past several years. Our executives have re-positioned the Company from a domestic Company five years ago to an international Company with global operations, including China and India and is the dominant market leader for electronic throttle controls for trucks, busses and off-road vehicles world-wide. Management has introduced several new innovative products recently and approximately 30% of the sales increase during fiscal 2011 was from new products and programs. Off-road sales reached record level in fiscal 2011 from a combination of international expansion and new product developments. Management designed and developed a line of contacting and non-contacting sensors that are used in the majority of our products today, resulting in cost savings, mitigating supply risk and providing improved flexibility to design new products. Management has been able to substantially mitigate component and raw material price increases by strategically re-sourcing suppliers, out-sourcing legacy production and re-designing products. The Company continues to have a strong balance sheet and to further enhance shareholder value the Company paid a $1.00 per share cash dividend in fiscal 2010 and in fiscal 2011 initiated a regular quarterly dividend policy and paid two $.12 per share cash dividends under that policy.

     As discussed above under “Management – Board of Directors – Compensation Committee,” the Compensation Committee discharges many of the Board of Directors’ responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Compensation Committee has, over the last five years, among other things, taken the following actions:

  Monitored executive compensation on an ongoing basis, including engaging Mercer Consulting, a compensation consultant, to provide advice in 2008, and since that time, has used the committee members’ anecdotal experiences to assess our compensation levels in comparison to our peers and other similarly situated companies, particularly in our markets;

  Created and executed a formal annual performance evaluation process for our CEO;

  Monitored and, where necessary, revised the financial metrics and targets used in our management incentive plans;

  Set compensation at levels that have resulted in very limited attrition of executives whom we intended to retain; and

  Implemented an annual process to assess risks associated with our compensation policies and programs.

     The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

     Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures.

     The opportunity to vote on Proposal No. 3 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal No. 3 is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, as well as our Board of Directors as a whole, value your opinions about this matter and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY
STATEMENT.

CODE OF ETHICS

     The Company has adopted a Code of Ethics that is applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions, as well as to all directors, officers, and employees of the Company. The Company’s Code of Ethics is available free of charge on the Company’s Internet web site at the following address: www.wmco.com/ethics. It is also available by writing to Williams Controls, Inc., Investor Relations, 14100 SW 72nd Avenue, Portland, Oregon 97224.

STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange, some stockholder proposals may be eligible for inclusion in the Company’s 2013 Proxy Statement. Any such proposal must be received by the Company not later than September 26, 2012. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a stockholder does not seek to include in the Company’s Proxy Statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than ten days nor more than 60 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than two days prior to the date of such meeting, in which event, stockholders may deliver such notice not later than the second day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

     A copy of the Company’s Annual Report on Form 10-K for fiscal 2011 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2011 with the Securities and Exchange Commission. A stockholder also may obtain a copy of the Company’s annual report on Form 10-K at no charge, or a copy of exhibits thereto for a reasonable charge, by writing to Williams Controls, Inc., Investor Relations, 14100 S.W. 72nd Avenue, Portland, Oregon 97224. A viewable and printable copy is also available at www.wmco.com/proxy.
______________

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, THE COMPANY HOPES THAT
YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND
RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS
SOON AS POSSIBLE.

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial
Officer and Secretary

January 23, 2012
Portland, Oregon

WILLIAMS CONTROLS, INC.
Annual stockholder meeting, February 21, 2012
PROXY SOLICITED BY BOARD OF DIRECTORS
PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints each of R. Eugene Goodson and Donn J. Viola proxy with power of substitution and resubstitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the annual stockholder meeting of Williams Controls, Inc. (the “Company”), on February 21, 2012, and any adjournments or postponements of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY:

Patrick W. Cavanagh R. Eugene Goodson H. Samuel Greenawalt Douglas E. Hailey Peter E. Salas Donn J. Viola

YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE NOMINEES BY WRITING THEIR NAME(S) IN THE SPACE PROVIDED BELOW.

[ ] FOR all six nominees	[ ] WITHHOLD AUTHORITY
listed above (except as indicated to	to vote for all nominees listed above
the contrary below)

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS FURTHER DESCRIBED IN THE PROXY STATEMENT.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

The shares represented by this proxy will be voted as specified on the front of this proxy, but if no specification is made, this proxy will be voted FOR election of Patrick W. Cavanagh, R. Eugene Goodson, Samuel H. Greenawalt, Douglas E. Hailey, Peter E. Salas, and Donn J. Viola, in proposal one and for proposals 2 and 3. The proxies may vote in their discretion as to other matters that may properly come before this meeting.

No. of Shares: ______________ Date: ___________ , 2012

Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable and return in the enclosed envelope. A corporation must be signed for by the president or other authorized officer.

The annual stockholder meeting of Williams Controls, Inc. will be held at the offices of the Company located at 14100 South West 72nd Avenue, Portland, Oregon on February 21, 2012, at 8:30 a.m. Pacific Standard Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.